Exhibit 99.1

March 2, 2023	OTCQB: SVBL, TSX: SVB

Silver Bull Announces
Commencement of Legacy NAFTA Claim Against Mexico

VANCOUVER, British Columbia – Silver Bull Resources, Inc. (OTCQB: SVBL, TSX: SVB) (“Silver Bull”) announced today that it has filed a Notice of Intent to initiate a legacy North American Free Trade Agreement (NAFTA) claim under Annex 14-C of the United States-Mexico-Canada Agreement to recover economic damages resulting from the illegal blockade of its Sierra Mojada project. Silver Bull has been unable to access the project since the illegal blockade commenced in September 2019. Despite numerous demands and requests for action by the company, Mexican governmental agencies have allowed this unlawful behaviour to continue and, as such, failed to protect Silver Bull’s investment.

Silver Bull will be seeking to recover no less than US$178 million in damages that it has suffered as a result of Mexico’s breach of its NAFTA obligations.

The Notice of Intent was filed with Mexico’s Directorate General of Foreign Investment (Dirección General de Inversión Extranjera).

On behalf of the Board of Directors
“Tim Barry”

Tim Barry, CPAusIMM
Chief Executive Officer and Director

INVESTOR RELATIONS:
1 604 687 5800 info@silverbullresources.com

FORWARD-LOOKING INFORMATION

This release may contain certain information that is forward-looking and is subject to important risks and uncertainties (such statements are usually accompanied by words such as "anticipate", "expect", "believe", "may", "will", "should", "estimate", "intend" or other similar words). Any forward-looking statements in this document are intended to provide Silver Bull security holders and potential investors with information regarding Silver Bull, including management's assessment of Silver Bull’s future plans and financial outlook. Any forward-looking statements reflect Silver Bull's beliefs and assumptions based on information available at the time the statements were made and as such are not guarantees of future performance. As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking information due to new information or future events, unless we are required to by law. For additional information on the assumptions made, and the risks and uncertainties which could cause actual results to differ from the anticipated results, refer to the company’s filings under Silver Bull’s profile on SEDAR a www.sedar.com and with the U.S. Securities and Exchange Commission at www.sec.gov.